Exhibit 99.1

Civitas Resources Reports Second Quarter 2024 Results

Capital return framework enhanced for share repurchase flexibility and balance sheet support, with buyback authorization increased to $500 million

Lower well costs driving $50 million reduction in full-year capital expectations;
2024 sales volume outlook raised 1.5%

DENVER — August 1, 2024 - Civitas Resources, Inc. (NYSE: CIVI) (the "Company" or "Civitas") today reported its second quarter 2024 financial and operating results. A webcast and conference call is planned for 9 a.m. MT (11 a.m. ET) on Friday, August 2, 2024. Participation details are available in this release, and supplemental materials can be accessed on the Company's website, www.civitasresources.com.
Key Second Quarter 2024 Results

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Net Income ($MM)	$216.0	$391.8
Adjusted Net Income ($MM)(1)	$207.0	$478.7
Operating Cash Flow ($MM)	$359.6	$1,172.1
Adjusted EBITDAX ($MM)(1)	$918.1	$1,846.3
Total Sales Volumes (MBoe/d)	342.9	339.2
Oil Volumes (MBbl/d)	155.3	155.7
Capital Expenditures ($MM)	$566.5	$1,216.0
Adjusted Free Cash Flow ($MM)(1)	$235.4	$381.0
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.
Additional Highlights
•Permian Basin sales volumes increased nearly 12% from the first quarter, driven by strong production from recent Delaware and Midland Basin wells.
•Well costs in the Midland Basin are currently 10% lower than at the start of the year, enhancing well-level average rates of return by more than 10% (at $70 per barrel WTI).
•Total cash operating expense per BOE was $8.97, below expectation and the first quarter of 2024.
•Commenced production on 13 four-mile laterals from the Watkins area of the DJ Basin (the longest laterals ever drilled and completed in Colorado) in late June 2024.
•Return of capital to shareholders totaled $274 million, including dividends paid of $1.50 per share and share repurchases of $125 million, or 1,766,808 shares at an average price of $70.70 per share.
•The Company amended its credit facility to increase the borrowing base by $400 million (to $3.4 billion) and its elected commitment by $350 million (to $2.2 billion) during the May 2024 redetermination.

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Shareholder Return Framework Adds Flexibility for Buybacks
Civitas maintains one of the industry’s premier shareholder return programs, distributing to shareholders a strong base dividend and at least 50% of its free cash flow, after the base dividend, in the form of a variable return.
The Company's Board of Directors recently enhanced Civitas' shareholder return program to add flexibility in the way it returns the variable component to shareholders. Beginning with the third quarter, the variable return of capital will now be provided through a combination of common stock repurchases and dividends, with the quarterly allocation between the two determined by management and the Board. The base dividend remains unchanged at $0.50 per share quarterly.
As part of the enhanced capital return framework, the Board authorized a new share repurchase program of up to $500 million of the Company's outstanding shares of common stock. The new share repurchase program replaces the prior share repurchase program and represents an approximately 75% increase as compared to the authorization remaining under the prior program. Civitas intends to continue its disciplined and strong share repurchase track record, as evidenced by the Company's execution of over $510 million in buybacks at an average price of $63.80 since the beginning of 2023.
The remaining 50% of free cash flow, after the base dividend, will support the Company's balance sheet initiatives, with a long-term leverage target unchanged at less than 0.75 times EBITDAX (earnings before interest, taxes, depreciation and exploration).
CEO Quote
“Civitas’ team and assets continue to perform very well, as demonstrated by our strong second quarter results,” said CEO Chris Doyle. “At this time last year, we transformed our Company through multiple Permian Basin acquisitions, which significantly expanded our scale, depth and quality of inventory. Since then, we've driven production ahead of plan, lowered drilling and completion costs, and enhanced margins through reduced operating costs, evidencing that assets are better in Civitas' hands. In the DJ Basin, we continue to execute very well, and the regulatory environment has been derisked for multiple years into the future. In support of these results and the value we are creating, our Board has recently increased our share buyback authorization and enhanced our capital return framework by adding flexibility for us to execute repurchases in times when our equity does not reflect the underlying value of our high-quality business. I am highly confident in our execution and our focused business strategy to capture the long-term value within Civitas.”
Second Quarter 2024 Financial and Operating Results
Crude oil, natural gas, and natural gas liquids ("NGL") sales for the second quarter of 2024 were $1.3 billion, consistent with the first quarter of 2024. Crude oil accounted for 87% of total revenue.
Sales volumes exceeded expectations at 343 MBoe/d, benefiting from continued strong well performance and accelerated turn-in-line timing. Crude oil volumes were consistent with expectations and relatively flat from the first quarter of the year, with higher natural gas and NGL volumes in the Permian Basin driving outperformance. Permian Basin sales volumes were up nearly 12% as compared to the first quarter of the year, with the increase primarily related to the impact and timing of new wells commencing production. Approximately 58% of second quarter sales volumes in the Permian Basin were from the Midland Basin, with 42% from the Delaware Basin.
Second quarter DJ Basin volumes were lower than the first quarter of the year in part due to the two previously-announced non-core asset divestments which closed in March and May 2024. Assets sold reduced second quarter average sales volumes by approximately 5 MBoe/d (~35% oil). In addition, DJ Basin sales volumes reflect the timing of new wells commencing production which were weighted to the latter part of the second quarter, as well as temporary third-party facility downtime.
In the second quarter of 2024, differentials for the Company's crude oil and natural gas averaged a reduction of $0.16 per barrel and $1.72 per thousand cubic feet from the respective index prices. Higher than anticipated crude oil realizations were primarily related to improvement in the values obtained for the Company's crude quality, especially Niobrara production in the DJ Basin. Natural gas differentials were significantly impacted by weak Waha pricing in the Permian Basin. NGL realizations per barrel averaged 26% of WTI crude oil in the second quarter of 2024.

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The following table presents crude oil, natural gas, and NGL sales volumes by operating region as well as consolidated average sales prices for the periods presented:

	Three Months Ended
	June 30, 2024	March 31, 2024
Average sales volumes per day
Crude oil (Bbls/d)
DJ Basin	67,846	73,132
Permian Basin	87,495	83,022
Total	155,341	156,154
Natural gas (Mcf/d)
DJ Basin	315,308	343,736
Permian Basin	282,659	253,121
Total	597,967	596,857
Natural gas liquids (Bbls/d)
DJ Basin	36,648	38,473
Permian Basin	51,220	41,396
Total	87,868	79,869
Average sales volumes per day (Boe/d)
DJ Basin	157,044	168,889
Permian Basin	185,824	166,604
Total	342,868	335,493

Average sales prices (before derivatives):
Crude oil (per Bbl)	$80.27	$75.69
Natural gas (per Mcf)	$0.17	$1.60
Natural gas liquids (per Bbl)	$20.94	$22.73
Total (per Boe)	$42.03	$43.49
Realized hedging losses totaled $13 million for the second quarter of 2024. A complete listing of derivative positions can be found in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2024.
Total cash operating expense per BOE, including lease operating expense, gathering, transportation and processing expenses, midstream operating expense, as well as cash general and administrative (a non-GAAP measure(1)), for the second quarter of 2024 was $8.97. Second quarter cash operating expense benefited from continued focus on chemicals and labor optimization in the Permian Basin and the divestment of higher-cost, non-core DJ Basin assets.
Depreciation, depletion and amortization was $16.70 per BOE for the second quarter, higher than the first quarter of 2024 primarily as a result of timing differences between capital investments and reserve additions.
Interest expense of $115 million, which includes amortization on the remaining Vencer deferred payment, was in line with expectation.
As of the end of the second quarter, Civitas' financial liquidity was $1.4 billion, consisting of cash on hand and available borrowing capacity on the Company's credit facility. The Company's borrowings on its revolving credit facility totaled $850 million at the end of the second quarter, increasing from the first quarter primarily as a result of working capital changes during the period, including gross Colorado ad valorem taxes paid for 2022 of nearly $400 million.
(1) Non-GAAP financial measure; see attached reconciliation schedules at the end of this release.

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Second Quarter Capital Expenditures Benefit from Well Cost Savings
Capital expenditures for the second quarter totaled $567 million, below anticipation as a result of sustainably lower costs. Through ongoing drilling and completion efficiencies, as well as design optimization and scale savings, the Company has delivered 10% well cost reductions in the Midland Basin and three percent in each of the Delaware and DJ Basins.
During the second quarter, the Company drilled, completed, and turned to sales 34, 32, and 49 gross wells (32, 30, and 41 net), respectively, in the Permian Basin, and 23, 39, and 34 gross wells (22, 33, and 31 net), respectively, in the DJ Basin. The Company's average lateral length completed during the quarter totaled 2.3 miles in the Permian Basin and 2.2 miles in the DJ Basin.
The following table presents capital expenditures by operating region:

	Three Months Ended
	June 30, 2024	March 31, 2024
Capital expenditures (in thousands)
DJ Basin	$264,402	$262,595
Permian Basin	302,587	386,234
Other/Corporate	(480)	703
Total	$566,509	$649,532
2024 Outlook Enhanced Through Lower Capex and Higher Volumes
Civitas continues to find innovative ways to safely reduce well costs and enhance production. Recent accomplishments have led to a $50 million reduction in 2024 capital investment plans, with the Company's new full-year 2024 capital guidance being $1.85 - $1.95 billion.
Full-year 2024 expected sales volumes were increased to the upper half of the Company's original range, now expected between 335 and 345 MBoe/d. The increase in total sales volumes represents a 3% increase at the midpoint from original guidance, after adjusting for asset sales. Civitas reiterated its expectation for full-year oil volumes. Third quarter total volumes and oil are anticipated to be higher than the second quarter, with increases expected in both the Permian Basin and DJ Basin.
Updated full-year guidance, including a reduced cash operating expense outlook, can be found in the Company's supplemental earnings presentation on the Company's website.
Webcast / Conference Call Information
The Company plans to host a webcast and conference call at 9 a.m. MT (11 a.m. ET) on Friday, August 2, 2024. The webcast will be available on the Investor Relations section of the Company’s website at www.civitasresources.com. The dial-in number for the call is 888-510-2535, with passcode 4872770.
About Civitas Resources, Inc.
Civitas Resources, Inc. is an independent exploration and production company focused on the acquisition, development and production of crude oil and liquids-rich natural gas from its premier assets in the DJ Basin in Colorado and the Permian Basin in Texas and New Mexico. Civitas’ proven business model to maximize shareholder returns is focused on four key strategic pillars: generating significant free cash flow, maintaining a premier balance sheet, returning capital to shareholders, and demonstrating ESG leadership. For more information about Civitas, please visit www.civitasresources.com.
Cautionary Statement Regarding Forward-Looking Information
Certain statements in this press release concerning future opportunities for Civitas, future financial performance and condition, guidance, and any other statements regarding Civitas’ future expectations, beliefs, plans, objectives, financial conditions, returns to shareholders, assumptions, or future events or performance that are not historical facts are “forward-looking” statements based on assumptions currently believed to be valid. Forward-looking statements are

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all statements other than statements of historical facts. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely,” “plan,” “positioned,” “strategy,” and similar expressions or other words of similar meaning, and the negatives thereof, are intended to identify forward-looking statements. Specific forward-looking statements included in this press release include statements regarding the Company’s plans and expectations with respect to the future production, capital expenditures, dividend payments, and share repurchases, and the effects of such on the Company’s results of operations, financial position, growth opportunities, reserve estimates and competitive position. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the Private Securities Litigation Reform Act of 1995.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, Civitas’ future financial condition, results of operations, strategy and plans; the ability of Civitas to realize anticipated synergies related to Civitas' recent acquisitions in the timeframe expected or at all; changes in capital markets and the ability of Civitas to finance operations in the manner expected; the effects of commodity prices; the risks of oil and gas activities; and the fact that operating costs and business disruption may be greater than expected. Additionally, risks and uncertainties that could cause actual results to differ materially from those anticipated also include: declines or volatility in the prices we receive for our oil, natural gas, and natural gas liquids; general economic conditions, whether internationally, nationally, or in the regional and local market areas in which we do business, including any future economic downturn, the impact of continued or further inflation, disruption in the financial markets, and the availability of credit on acceptable terms; the Company’s ability to identify and select possible additional acquisition and disposition opportunities; the effects of disruption of our operations or excess supply of oil and natural gas due to world health events, and the actions by certain oil and natural gas producing countries, including Russia; the ability of our customers to meet their obligations to us; our access to capital on acceptable terms; our ability to generate sufficient cash flow from operations, borrowings, or other sources to enable us to fully develop our undeveloped acreage positions; our ability to continue to pay dividends at their current level or at all; the presence or recoverability of estimated oil and natural gas reserves and the actual future sales volume rates and associated costs; uncertainties associated with estimates of proved oil and gas reserves; the possibility that the industry may be subject to future local, state, and federal regulatory or legislative actions (including additional taxes and changes in environmental, health and safety regulation and regulations addressing climate change); environmental, health and safety risks; seasonal weather conditions, as well as severe weather and other natural events caused by climate change; lease stipulations; drilling and operating risks, including the risks associated with the employment of horizontal drilling and completion techniques; our ability to acquire adequate supplies of water for drilling and completion operations; the availability of oilfield equipment, services, and personnel; exploration and development risks; operational interruption of centralized oil and natural gas processing facilities; competition in the oil and natural gas industry; management’s ability to execute our plans to meet our goals; unforeseen difficulties encountered in operating in new geographic areas; our ability to attract and retain key members of our senior management and key technical employees; our ability to maintain effective internal controls; access to adequate gathering systems and pipeline take-away capacity; our ability to secure adequate processing capacity for natural gas we produce, to secure adequate transportation for oil, natural gas, and natural gas liquids we produce, and to sell the oil, natural gas, and natural gas liquids at market prices; costs and other risks associated with perfecting title for mineral rights in some of our properties; potential impacts following the result of the upcoming presidential election in the United States, including volatility in the political, legal, and regulatory environments; political conditions in or affecting other producing countries, including conflicts or hostilities in or relating to the Middle East (including the current events related to the Israel-Palestine conflict), South America, Russia (including the current events involving Russia and Ukraine), and the Red Sea, and other sustained military campaigns or acts of terrorism or sabotage and the effects therefrom; the effects of any pandemic or other global health epidemic; other economic, competitive, governmental, legislative, regulatory, geopolitical, and technological factors that may negatively impact our businesses, operations, or pricing; and disruptions to our business due to acquisitions and other significant transactions. Expectations regarding business outlook, including changes in revenue, pricing, capital expenditures, cash flow generation, strategies for our operations, oil and natural gas market conditions, legal, economic, and regulatory conditions, and environmental matters are only forecasts regarding these matters.
Additional information concerning other factors that could cause results to differ materially from those described above can be found under Item 1A. “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings made with the Securities and Exchange Commission.
All forward-looking statements speak only as of the date they are made and are based on information available at the time they were made. The Company assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the

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occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
Disclaimer
Civitas’ share repurchase program permits the Company to make repurchases on a discretionary basis as determined by management and the Board, subject to market conditions, applicable legal requirements, available liquidity, compliance with the Company's debt agreements, and other appropriate factors. Repurchases under the share repurchase program are to be made through open market or privately negotiated transactions and may be made pursuant to plans entered into in accordance with Rule 10b5-1 and/or Rule 10b-18 of the Exchange Act. The share repurchase program does not have a termination date, does not obligate Civitas to acquire any particular amount of common stock, and may be modified, extended, suspended, or discontinued at any time without prior notice. No assurance can be given that any particular amount of common stock will be repurchased.
For further information, please contact:
Investor Relations:
Brad Whitmarsh, 832.736.8909, bwhitmarsh@civiresources.com
Mae Herrington, 832.913.5444, mherrington@civiresources.com

Media:
Rich Coolidge, info@civiresources.com

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Schedule 1: Condensed Consolidated Statements of Operations
(in thousands, except for per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating net revenues:
Crude oil, natural gas, and NGL sales	$1,311,532	$658,840	$2,639,288	$1,313,681
Other operating income	1,162	1,686	2,609	2,867
Total operating net revenues	1,312,694	660,526	2,641,897	1,316,548
Operating expenses:
Lease operating expense	126,606	51,230	258,071	97,068
Midstream operating expense	11,939	13,319	25,500	23,380
Gathering, transportation, and processing	94,469	64,873	183,370	132,225
Severance and ad valorem taxes	101,913	52,443	203,819	104,805
Exploration	1,340	546	12,874	1,117
Depreciation, depletion, and amortization	521,090	232,786	987,930	434,089
Transaction costs	7,877	31,145	30,597	31,627
General and administrative expense (including $12,262, $9,895, $23,461, and $17,275, respectively, of stock-based compensation)	59,135	33,541	117,013	70,399
Other operating expense	1,458	1,199	9,024	1,337
Total operating expenses	925,827	481,082	1,828,198	896,047
Other income (expense):
Derivative gain (loss), net	7,578	4,927	(102,102)	30,087
Interest expense	(114,897)	(8,753)	(224,683)	(16,202)
Loss on property transactions, net	—	(13)	(1,430)	(254)
Other income	3,434	8,045	8,338	17,068
Total other income (expense)	(103,885)	4,206	(319,877)	30,699
Income from operations before income taxes	282,982	183,650	493,822	451,200
Income tax expense	(66,993)	(44,363)	(102,012)	(109,452)
Net income	$215,989	$139,287	$391,810	$341,748

Earnings per common share:
Basic	$2.17	$1.73	$3.92	$4.22
Diluted	$2.15	$1.72	$3.88	$4.18
Weighted-average common shares outstanding:
Basic	99,426	80,393	100,062	81,052
Diluted	100,245	81,144	100,865	81,824

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Schedule 2: Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Cash flows from operating activities:
Net income	$215,989	$139,287	$391,810	$341,748
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	521,090	232,786	987,930	434,089
Stock-based compensation	12,262	9,895	23,461	17,275
Derivative (gain) loss, net	(7,578)	(4,927)	102,102	(30,087)
Derivative cash settlement loss, net	(12,752)	(1,335)	(23,907)	(11,885)
Amortization of deferred financing costs and deferred acquisition consideration	13,044	1,155	25,389	2,305
Loss on property transactions, net	—	13	1,430	254
Deferred income tax expense	62,695	44,022	92,689	89,975
Other, net	(930)	300	(1,965)	292
Changes in operating assets and liabilities, net	(444,252)	(84,015)	(426,819)	32,064
Net cash provided by operating activities	359,568	337,181	1,172,120	876,030
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(33,694)	—	(867,596)	—
Acquisitions of crude oil and natural gas properties	(13,984)	(20,423)	(13,984)	(51,247)
Deposits for acquisitions	—	(352,500)	—	(352,500)
Capital expenditures for drilling and completion activities and other fixed assets	(519,120)	(268,560)	(1,090,697)	(518,949)
Proceeds from property transactions	78,817	64	171,679	5,764
Purchases of carbon credits and renewable energy credits	(1,886)	(5,651)	(1,886)	(5,651)
Other, net	—	(527)	—	(621)
Net cash used in investing activities	(489,867)	(647,597)	(1,802,484)	(923,204)
Cash flows from financing activities:
Proceeds from credit facility	1,000,000	—	1,300,000	—
Payments to credit facility	(550,000)	—	(1,200,000)	—
Proceeds from issuance of senior notes	—	2,666,250	—	2,666,250
Payment of deferred financing costs and other	(3,789)	(4,215)	(5,157)	(4,215)
Dividends paid	(148,918)	(174,148)	(297,357)	(347,524)
Common stock repurchased and retired	(124,936)	(20,198)	(191,872)	(320,305)
Proceeds from exercise of stock options	6	4	6	444
Payment of employee tax withholdings in exchange for the return of common stock	(1,436)	(10,492)	(8,506)	(12,610)
Principal payments on finance lease obligations	(814)	—	(1,577)	—
Net cash provided by (used in) financing activities	170,113	2,457,201	(404,463)	1,982,040
Net change in cash, cash equivalents, and restricted cash	39,814	2,146,785	(1,034,827)	1,934,866
Cash, cash equivalents, and restricted cash:
Beginning of period(1)	52,174	556,215	1,126,815	768,134
End of period(1)	$91,988	$2,703,000	$91,988	$2,703,000

(1) Includes $2.0 million of restricted cash and consists of $1.9 million of interest earned on cash held in escrow that is presented in deposits for acquisitions within the accompanying unaudited condensed consolidated balance sheets (“balance sheets”) for the period ended December 31, 2023 and $0.1 million of funds for road maintenance and repairs that is presented in other noncurrent assets within the accompanying balance sheets for all periods presented.

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Schedule 3: Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$91,884	$1,124,797
Accounts receivable, net:
Crude oil and natural gas sales	559,736	505,961
Joint interest and other	227,233	247,228
Derivative assets	14,118	35,192
Deposits for acquisitions	—	163,164
Prepaid expenses and other	60,809	68,070
Total current assets	953,780	2,144,412
Property and equipment (successful efforts method):
Proved properties	15,671,856	12,738,568
Less: accumulated depreciation, depletion, and amortization	(3,249,814)	(2,339,541)
Total proved properties, net	12,422,042	10,399,027
Unproved properties	817,351	821,939
Wells in progress	661,599	536,858
Other property and equipment, net of accumulated depreciation of $10,938 in 2024 and $9,808 in 2023	56,630	62,392
Total property and equipment, net	13,957,622	11,820,216
Derivative assets	500	8,233
Other noncurrent assets	129,388	124,458
Total assets	$15,041,290	$14,097,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$665,635	$565,708
Production taxes payable	259,304	421,045
Crude oil and natural gas revenue distribution payable	705,343	766,123
Derivative liability	70,835	18,096
Deferred acquisition consideration	497,277	—
Other liabilities	91,345	80,915
Total current liabilities	2,289,739	1,851,887
Long-term liabilities:
Long-term debt	4,889,554	4,785,732
Ad valorem taxes	189,917	307,924
Derivative liability	936	—
Deferred income tax liabilities, net	657,470	564,781
Asset retirement obligations	317,886	305,716
Other long-term liabilities	109,771	99,958
Total liabilities	8,455,273	7,915,998
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 98,347,937 and 93,774,901 issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	5,050	5,004
Additional paid-in capital	5,318,431	4,964,450
Retained earnings	1,262,536	1,211,867
Total stockholders’ equity	6,586,017	6,181,321
Total liabilities and stockholders’ equity	$15,041,290	$14,097,319

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Schedule 4: Adjusted Net Income
(in thousands, except per share amounts, unaudited)
Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management to present a more comparable, recurring profitability between periods. We believe that Adjusted Net Income provides external users of our consolidated financial statements with additional information to assist in their analysis of the Company. The Company defines Adjusted Net Income as net income after adjusting for (1) the impact of certain non-cash items and one-time transactions and correspondingly (2) the related tax effect in each period. Adjusted Net Income is not a measure of net income as determined by GAAP and should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted Net Income.

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net income	$215,989	$175,821	$391,810	$341,748
Adjustments to net income:
Unused commitments(1)	608	(1,226)	(618)	754
Transaction costs	7,877	22,720	30,597	31,627
Loss on property transactions, net	—	1,430	1,430	254
Derivative (gain) loss, net	(7,578)	109,680	102,102	(30,087)
Derivative cash settlement loss	(12,752)	(11,155)	(23,907)	(11,885)
Total adjustments to net income before taxes	(11,845)	121,449	109,604	(9,337)
Tax effect of adjustments	2,807	(20,161)	(22,688)	2,269
Total adjustments to net income after taxes	(9,038)	101,288	86,916	(7,068)

Adjusted Net Income	$206,951	$277,109	$478,726	$334,680

Adjusted Net Income per diluted share	$2.06	$2.74	$4.75	$4.09

Diluted weighted-average common shares outstanding	100,245	101,293	100,865	81,824

(1) Included as a portion of other operating expense in the accompanying statements of operations.

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Schedule 5: Adjusted EBITDAX
(in thousands, unaudited)
Adjusted EBITDAX is a supplemental non-GAAP measure that represents earnings before interest, income taxes, depreciation, depletion, and amortization, exploration expense, and other non-cash and non-recurring charges. Adjusted EBITDAX excludes certain items that we believe affect the comparability of operating results and can exclude items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. We present Adjusted EBITDAX because we believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our ability to internally generate funds for exploration, development, acquisitions, and to service debt. We are also subject to financial covenants under our revolving credit facility based on Adjusted EBITDAX ratios. In addition, Adjusted EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and natural gas exploration and production industry. Adjusted EBITDAX should not be considered in isolation or as a substitute for net income, net cash provided by operating activities, or other profitability or liquidity measures prepared under GAAP. Because Adjusted EBITDAX excludes some, but not all items that affect net income and may vary among companies, the Adjusted EBITDAX amounts presented may not be comparable to similar metrics of other companies.
The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX:

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net Income	$215,989	$175,821	$391,810	$341,748
Total adjustments to net income before taxes (from schedule 4)	(11,845)	121,449	109,604	(9,337)
Exploration	1,340	11,534	12,874	1,117
Depreciation, depletion, and amortization	521,090	466,840	987,930	434,089
Stock-based compensation(2)	12,262	11,199	23,461	17,275
Interest expense	114,897	109,786	224,683	16,202
Interest income(1)	(2,650)	(3,425)	(6,074)	(12,807)
Income tax expense	66,993	35,019	102,012	109,452
Adjusted EBITDAX	$918,076	$928,223	$1,846,300	$897,739

(1) Included as a portion of other income in the condensed consolidated statements of operations.
(2) Included as a portion of general and administrative expense in the condensed consolidated statements of operations.

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Schedule 6: Adjusted Free Cash Flow
(in thousands, unaudited)
Adjusted Free Cash Flow is a supplemental non-GAAP financial measure that is calculated as net cash provided by operating activities before changes in operating assets and liabilities and less exploration and development of crude oil and natural gas properties, changes in working capital related to capital expenditures, and purchases of carbon credits. We believe that Adjusted Free Cash Flow provides additional information that may be useful to investors and analysts in evaluating our ability to generate cash from our existing crude oil and natural gas assets to fund future exploration and development activities and to return cash to stockholders. Adjusted Free Cash Flow is a supplemental measure of liquidity and should not be viewed as a substitute for cash flows from operations because it excludes certain required cash expenditures.
The following table presents a reconciliation of the GAAP financial measure of net cash provided by operating activities to the non-GAAP financial measure of Adjusted Free Cash Flow:

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
Net cash provided by operating activities	$359,568	$812,552	$1,172,120	$876,030
Add back: Changes in operating assets and liabilities, net	444,252	(17,433)	426,819	(32,064)
Cash flow from operations before changes in operating assets and liabilities	803,820	795,119	1,598,939	843,966
Less: Cash paid for capital expenditures for drilling and completion activities and other fixed assets	(519,120)	(571,577)	(1,090,697)	(518,949)
Less: Changes in working capital related to capital expenditures	(47,389)	(77,955)	(125,344)	56,345
Capital expenditures	(566,509)	(649,532)	(1,216,041)	(462,604)
Less: Purchases of carbon credits and renewable energy credits	(1,886)	—	(1,886)	(5,651)
Adjusted Free Cash Flow	$235,425	$145,587	$381,012	$375,711

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Schedule 7: Cash General and Administrative
(in thousands, unaudited)
Cash general and administrative is a supplemental non-GAAP measure that is calculated as general and administrative expense less stock-based compensation, that we believe affects the comparability of operating results as it is non-cash. Cash general and administrative is a non-GAAP measure that we include in our total cash operating expense per BOE. We believe it provides useful additional information to investors and analysts, as a performance measure, for analysis of our operations.
The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of cash general and administrative:

	Three Months Ended		Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2024	June 30, 2023
General and administrative expense (as reported)	$59,135	$57,878	$117,013	$70,399
Less: Stock-based compensation	(12,262)	(11,199)	(23,461)	(17,275)
Cash general and administrative expense	$46,873	$46,679	$93,552	$53,124

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